Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

14-22

Investors—Kip Rupp, CFA	Media—Deborah Buks and Molly LeCronier
Quanta Services, Inc.	Ward Creative Communications
713-341-7260	713-869-0707

QUANTA SERVICES & SAN DIEGO GAS & ELECTRIC RESOLVE SUNRISE POWERLINK

TRANSMISSION PROJECT CHANGE ORDER DISPUTE

HOUSTON – Dec. 23, 2014 – Quanta Services, Inc. (Quanta) (NYSE: PWR) announced today that its subsidiary PAR Electrical Contractors, Inc. (PAR) has reached a settlement agreement with San Diego Gas and Electric (SDG&E), a subsidiary of Sempra Energy, regarding an outstanding change order dispute associated with work performed by PAR for SDG&E’s Sunrise Powerlink Transmission Line Project, which was completed in 2012. The two parties have agreed that PAR will receive a cash payment of $65 million from SDG&E, representing the final amount to compensate PAR for substantially all of the unpaid portion of its costs incurred on the project.

“We are glad to have this issue resolved and look forward to future opportunities to work with SDG&E, as we have for many years, to provide solutions for expanding and maintaining their electrical infrastructure,” said Jim O’Neil, Quanta’s president and chief executive officer.

Jeffrey Martin, chief executive officer of SDG&E added, “Quanta and SDG&E are pleased to have this matter behind us and are excited about the opportunity to work together again. Quanta has been an integral part of our infrastructure development activities throughout the past 15 years. We look forward to the opportunity to work with them on future projects.”

As a result of the settlement agreement, Quanta expects to recognize an estimated $50 million charge (approximately $31 million net of tax) to provision for long-term contract receivable in the fourth quarter of 2014. The estimated net impact of this provision on Quanta’s results for the fourth quarter is an after tax reduction of approximately $0.14 per diluted share.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, in certain markets Quanta licenses fiber optic telecommunications infrastructure, offers lit network management services and provides related design, procurement, construction and

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maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

Forward-Looking Statements

This press release (and any oral statements regarding the subject matter of this press release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any expectation or opportunity for future work with SDG&E; the expected value, scope, services, terms and results of any such future work; potential opportunities that may be indicated by bidding activity or similar discussions with SDG&E or other customers; the impact of any project on the electric power grid and infrastructure reliability; expectations regarding the business outlook, growth or opportunities in particular markets; the business plans or financial condition of customers; Quanta’s plans and strategies; and prospective growth in the demand for power and related infrastructure; as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the effects of market, industry, economic or political conditions outside of the control of Quanta; successful bidding on contracts for future work; successful performance and completion of contracts and the projects awarded thereunder; failure to realize the anticipated value of contracts or projects; the potential for claims or damages associated with schedule delays or performance shortfalls, including as a result of warranty claims following completion of projects; the failure of subcontractors to perform their obligations, including warranty obligations, under their subcontracts; adverse changes in economic conditions and trends in relevant markets; future growth in the electric utility industry; delays, reductions in scope or cancellations of contracts or the projects awarded thereunder, including as a result of weather, regulatory or environmental issues; cancellation and termination provisions present in contracts; and other factors affecting the business of Quanta generally, including risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2013, Quanta’s Quarterly Reports on Form 10-Q for the applicable quarters in 2014 and any other documents filed by Quanta with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made regarding the subject matter of this press release by any third party. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s web site at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

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